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                                                                      EXHIBIT 11

                         EXIDE ELECTRONICS GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Exide Electronics Group, Inc. Employee Stock Purchase Plan is to provide as incentive for Eligible Employees to remain in the employ of the Corporation and to devote their best efforts to its success by affording such employees an opportunity to acquire the Corporation's Common Stock in a convenient and advantageous fashion.

     2.  Definitions.  Whenever used in the Plan:

          (a) "Alternative Offering Price" means 85 percent of the Fair Market Value of Common Stock on the last day of a Purchase Period.

          (b) "Beneficiary" means the person designated by an Eligible Employee, in accordance with Section 10(c), to make the election pursuant to Section 10(a) to purchase and receive shares of Common Stock or to cancel the option and receive cash in the event of such Eligible Employee's death.

          (c) "Board" means the Board of Directors of Exide Electronics Group, Inc.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the Benefit Plan Committee appointed by the Board.

          (f) "Common Stock" means the Common Stock, par value $0.01 per share, of Exide Electronics Group, Inc.

          (g) "Compensation" means the regular, basic salary received by an Eligible Employee from the Corporation.

          (h) "Corporation" means Exide Electronics Group, Inc. and such of its Subsidiaries existing as of the effective date of the adoption of the Plan, or thereafter acquired, as may be designated from time to time by the Board.

          (i) "Disability" means total disability, as defined in the Exide Electronics Group, Inc.'s 401(k) Retirement Benefit Plan.

          (j) "Eligible Employee" means any employee of the Corporation on an Offering Date during the term of the Plan, except an employee whose customary employment is 20 hours or less per week or is for not more than 5 months in any calendar year.

          (k) "Fair Market Value" means, if regularly traded on an exchange or in the NASDAQ National Market Systems, the average of the highest and lowest selling prices for the five (5) immediately preceding trading dates before a given date and if not regularly traded on an exchange or in the NASDAQ National Market Systems, the average of the bid and asked prices at the close of trading on the five (5) immediately preceding trading dates before a given date.

          (l) "Offering Date" means the day designated by the Board for any offering made under the Plan.

          (m) "Offering Price" means 85 percent of the Fair Market Value of Common Stock on an Offering Date.

          (n) "Plan" means the Exide Electronics Group, Inc. Employee Stock Purchase Plan, as amended from time to time.

          (o) "Purchase Period" means the period of 12 months for each offering made under the Plan during which payroll deductions shall be made from the Compensation of Eligible Employees granted an option under the offering, provided, that notwithstanding the foregoing, the last day of the Initial Purchase Period under the Plan shall be December 31, 1990.
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          (p) "Retirement" means retirement under Exide Electronics Group,
     Inc.'s 401(k) Retirement Benefit Plan or the retirement plan of a Subsidiary.

          (q) "Subsidiary" means a subsidiary corporation of Exide Electronics Group, Inc., as defined in Section 425(f) of the Code.

     3.  Administration.

          (a) Except where the Plan specifically reserves the determination of matters to the Board, the Plan shall be administered by the Committee. In addition to its duties with respect to the Plan stated elsewhere in the Plan, the Committee shall have full authority, consistently with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding upon all persons.

          (b) It is intended that the Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Committee shall administer the Plan in such a manner as to carry out this intention.

     4. Shares Subject to the Plan. The aggregate number of shares of Common Stock which may be purchased pursuant to options granted under the Plan is 600,000 shares, subject to adjustment pursuant to Section 17. All options granted pursuant to the Plan shall be subject to the same rights and privileges. The shares of Common Stock delivered by the Corporation pursuant to the Plan may be previously issued shares reacquired by the Corporation or authorized but unissued shares. If any option expires or terminates for any reason without having been exercised in full, the shares covered by the unexercised portion of such option shall again be available for options within the limit specified above.

     5. Offerings. Subject to the provisions of the Plan, the Board shall from time to time in its discretion make offerings to Eligible Employees to purchase Common Stock under the Plan. The terms and conditions for each such offering shall specify the Offering Date, the Offering Price, the Purchase Period and the number of shares of Common Stock that may be purchased under the offering.

     6.  Number of Shares Employee May Purchase.

          (a) Pursuant to any offering made under the Plan, and subject to the provisions of the Plan, each Eligible Employee shall be offered an option to purchase any number of whole shares of Common Stock not exceeding 1,000 shares.

          (b) No Eligible Employee may be granted an option to purchase shares of Common Stock under the Plan which would permit his or her rights to purchase shares of stock under all employee stock purchase plans of Exide Electronics Group, Inc. and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

          (c) No Eligible Employee may be granted an option to purchase shares of Common Stock under the Plan if such Eligible Employee, immediately after the option is granted, would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of Exide Electronics Group, Inc. or its Subsidiaries. For purposes of determining stock ownership under this paragraph, the rules of Section 425(d) of the Code shall apply and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by each Eligible Employee.

     7.  Method of Participation.

          (a) The Committee shall give notice to Eligible Employees of each offering of options to purchase shares of Common Stock pursuant to the Plan and the terms and conditions for each offering. Such notice shall specify the number of shares of Common Stock which may be covered by the option to be offered to each Eligible Employee.

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          (b) Each Eligible Employee who desires to accept all or any part of the option to purchase shares of Common Stock under an offering shall signify his or her election to do so by authorizing the Corporation, in the form and manner prescribed by the Committee, to make payroll deductions equal to any whole percentage of his or her Compensation not to exceed 10 percent. Such election and authorization shall continue in effect unless and until such Eligible Employee withdraws from the Plan or terminates his or her employment with the Corporation, as provided in Sections 9 and 10, respectively.

     8.  Payroll Deductions.

          (a) The percentage of Compensation elected by each Eligible Employee for the purchase of shares of Common Stock covered by the option granted to such Eligible Employee in any offering shall be deducted from his or her Compensation during the Purchase Period specified in the offering through regular payroll deductions, and shall be credited to an account maintained in his or her name. The percentage of such payroll deductions may not be increased or decreased by the Eligible Employee during the Purchase Period, except that such payroll deductions may be terminated in their entirety pursuant to Section 9.

          (b) If the payroll deductions of an Eligible Employee participating in any offering under the Plan are temporarily discontinued because of leave of absence, temporary disability or other similar reasons, such Eligible Employee may, before the end of the Purchase Period, pay to the Corporation in one lump sum an amount equal to the payroll deductions which were temporarily discontinued, and such amount shall be credited to his or her account for the purchase of shares of Common Stock under the option granted to such Eligible Employees.

     9. Right to Withdraw. At any time before the last regular payroll deduction to be made during the Purchase Period for any offering, an Eligible Employee granted an option to purchase shares of Common Stock under such offering may direct the Corporation to make no further deductions from his or her Compensation with respect to such option, in which case all payroll deductions with respect to such option shall cease. In that event, the Eligible Employee may direct that any amounts already credited to his or her account with respect to the offering shall be retained by the Corporation until the end of the Purchase Period, at which time there shall be issued to such Eligible Employee the number of whole shares which can be purchased with the amount in his or her account, and any remaining balance in the account shall be paid to him or her in cash as soon as practicable thereafter. Alternatively, the Eligible Employee may elect to cancel the option, in which case the Corporation shall refund in cash all amounts credited to his or her account with respect to the offering as soon as practicable after such cancellation. As Eligible Employee's election to terminate payroll deductions but remain in the offering, or to cancel an option and withdraw from the offering altogether, shall be made by the filing of a notice with the Committee in the form and manner and within the time period prescribed by it.

     10.  Rights Upon Death or Other Termination of Employment.

          (a) If the employers of an Eligible Employee granted an option to purchase shares of Common Stock under any offering terminates before the final payroll deduction under such offering because of death, Disability or Retirement, the Eligible Employee or, if applicable, such Eligible Employee's Beneficiary or the executor or administrator of such Eligible Employee's estate, may (i) cancel the option, in which event the Corporation shall refund in cash all amounts credited to such Eligible Employee's account under the offering as soon as practicable thereafter, or
     (ii) elect to receive at the close of the Purchase Period for such offering the number of whole shares which can be purchased with the amounts actually credited to his or her account during such Purchase Period with any balance in his or her account to be refunded in cash as soon as practicable thereafter. An election by an Eligible Employee pursuant to this paragraph shall be made within three months after Retirement or Disability, whichever is applicable, and within 15 months after the date the option was granted. An election pursuant to this paragraph in the event of the Eligible Employee's death shall be made before the final payroll deduction under the offering in which such Eligible Employee was participating, or within three months after his or her death, whichever is later, but in no event more than 15 months after the date the option was granted. Notification of an election pursuant to this paragraph shall be filed with the Committee in

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     the form and manner prescribed by it. If no such notification is filed within the periods prescribed, the Corporation shall treat the option as cancelled in accordance with subdivision (i) of this paragraph.

          (b) If the employment of an Eligible Employee granted an option under any offering terminates for any reason other than death, Disability or Retirement, the Corporation shall refund in cash the amount credited to his or her account under such offering.

          (c) Each Eligible Employee may designate a Beneficiary, in the form and manner prescribed by the Committee, to make the election pursuant to paragraph (a) of this section in the event of such Eligible Employee's death. Such Beneficiary designation may be changed by the Eligible Employee at any time. If there is no valid Beneficiary designation at the time of the Eligible Employee's death (because the designated Beneficiary predeceased the Eligible Employee or for any other reason), the election shall be made by the executor or administrator of the Eligible Employee's estate.

     11.  Exercise of Options and Purchase of Shares.

          (a) Unless an Eligible Employee granted an option under any offering has subsequently withdrawn from the offering pursuant to Section 9, such option shall be deemed to have been exercised as of the last day of the Purchase Period for such offering and shall become on such date an irrevocable obligation to purchase Common Stock in accordance with the provisions of the Plan. The number of whole shares of Common Stock so purchased by each such Eligible Employee shall be determined by dividing the amount accumulated in his or her account during the Purchase Period by the lower of the Offering Price or the Alternative Offering Price, and adjusting the resulting number of shares to the next lowest whole number, but in no event shall exceed the maximum number of shares such Eligible Employee was entitled to purchase pursuant to the limitations provided in
     Section 6. As soon as practicable thereafter, certificates for the number of whole shares of Common Stock purchased by such Eligible Employee pursuant to this paragraph shall be issued to him or her. Any balance remaining in the account of an Eligible Employee after such purchase shall be refunded to him or her in cash as soon as practicable thereafter.

          (b) If, with respect to any offering made under the Plan, Eligible Employees participating in the offering became entitled at the end of the Purchase Period for such offering to purchase more than the aggregate number of shares of Common Stock specified by the Board for that offering, the Committee shall adjust the aggregate number of shares purchased by Eligible Employees participating in the offering on a pro rata basis so as not to exceed such specified number of shares, and any amounts remaining in the accounts of Eligible Employees shall be refunded in cash as soon as practicable thereafter.

     12. Shareholder Rights. An Eligible Employee granted an option to purchase shares of Common Stock under the Plan shall not be entitled to any rights as a shareholder with respect to any shares covered by such option until such shares shall have been registered on the transfer books of Exide Electronics Group, Inc. in the name of such person.

     13. Rights Not Transferable. An Eligible Employee's rights under the Plan are exercisable, during his or her lifetime, only by such employee and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer such rights shall be void and shall automatically cause the option held by the Eligible Employee to be terminated. In such event, the Corporation shall refund in cash all amounts credited to the account of such Eligible Employee in an offering under the Plan.

     14. Notice of Premature Disposition. If, within two years after the date of grant of an option to an Eligible Employee under the Plan or within one year after the transfer of shares of Common Stock to such Eligible Employee on exercise of the option, the Eligible Employee makes a disposition (as defined in Section 425(c) of the Code) of any shares of such Common Stock, such Eligible Employees shall notify the Committee within 10 days after such disposition. The Committee may direct that a legend restricting transfer in the absence of appropriate notification be affixed to any stock certificates representing Common Stock transferred under the Plan.

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     15.  Use of Proceeds:  The proceeds received by the Corporation from the sale by it of shares of Common Stock to persons exercising options pursuant to the Plan will be used for the general purposes of Exide Electronics Group, Inc. and its Subsidiaries.

     16. Laws, Regulations and Listings: All rights granted or to be granted to Eligible Employees under the Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for the Plan including, without limitation, there being a current registration statement covering the offer of shares of Common Stock purchasable under options on the last day of the Purchase Period applicable to such options. If a registration statement shall not then be effective, the term of such options and the Purchase Period shall be extended until the first business day after the effective date of such registration statement, or post-effective amendment thereto, but in no event later than 15 months after the date such options were granted. In addition, all rights are subject to the due listing of such shares of Common Stock in the NASDAQ National Market System or on any stock exchanges where the Common Stock is listed.

     17. Adjustment Upon Changes in Capitalization: If there is a change in the number or kind of outstanding shares of Exide Electronics Group, Inc.'s stock by reason of a stock dividend, stock split up, recapitalization, merger, consolidation, combination or other similar event, appropriate adjustments shall be made by the Board to the number and kind of shares subject to the Plan, the number and kind of shares under options then outstanding, the maximum number of shares available for options, the Offering Price and Alternative Offering Price, and other relevant provisions, to the extent that the Board, in its sole discretion, determines that such change makes such adjustments necessary or equitable.

     18. No Employment Rights. Nothing in the Plan shall confer upon any employee of the Corporation any right to continued employment, or interfere with the right of the Corporation to terminate his or her employment at any time.

     19.  Termination; Amendments

          (a) The Board may at any time terminate the Plan. Unless the Plan shall previously have been terminated by the Board, it shall terminate on February 28, 1999. No option may be granted after such termination. Upon termination of the Plan, shares of Common Stock shall be issued to Eligible Employees, and cash, if any, remaining in the accounts of the Eligible Employees shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

          (b) The Board may at any time or times amend the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law.

          (c) Except as provided in Section 17, no such amendment shall, without the approval of the shareholders of Exide Electronics Group, Inc.: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan; (ii) reduce the price at which shares of Common Stock subject to options granted under the Plan may be purchased;
     (iii) change the definition of Subsidiaries eligible to participate in the Plan; (iv) change the class of persons eligible to participate in the Plan; or (v) materially increase the benefits accruing to participants in the Plan.

          (d) No termination or amendment of the Plan shall, without the consent of an Eligible Employee, adversely affect the Eligible Employee's rights under any option previously granted under the Plan.

     20. Effective Date. The Plan shall become effective upon approval by the Board; provided, however, that the Plan shall be submitted to the shareholders of Exide Electronics Group, Inc. for approval, and if not approved by the shareholders within one year from the date of approval by the Board shall be of no force and effect. No offering to purchase shares of Common Stock shall be made under the Plan unless and until such shareholder approval shall have been obtained.

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